EXHIBIT 3.1


[AS FILED WITH THE SECRETARY OF STATE OF THE STATE OF NEVADA ON JANUARY 5, 1994]


                            ARTICLES OF INCORPORATION
                                       OF
                             URREA ENTERPRISES, INC.

     We, the undersigned natural persons of the age of eighteen years or more, acting as incorporators of a corporation under the General Corporation Law of the State of Nevada, adopt the following Articles of Incorporation for such corporation.

                                    ARTICLE I
                                      Name

            The name of this corporation is URREA Enterprises, Inc.

                                   ARTICLE II
                                    Duration

                 The duration of this corporation is perpetual.

                                   ARTICLE III
                                     Purpose

     The purpose or purposes for which this corporation is organized are:

     (a) To engage in any lawful act or activity for which the corporation may be organized under the general corporation law of Nevada.

     (b) To engage in mining and mining development and to do all acts necessary in connection with said business purpose.

     (c) To do each and every thing necessary suitable or proper for the accomplishment of any of the purposes or the attainment of any one or more of the subjects herein enumerated or which at any time may appear conductive to or expedient for the protection


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or benefit of this corporation and to do said acts as fully and to the same extent as natural persons might or could do in any part of the world; as principals, agents, partners, trustees or otherwise, either alone or in conjunction with any other person, association or corporation.

                                   ARTICLE IV
                                     Stock

     The Corporation shall have the authority to issue fifty million (50,000,000) shares of common stock with a par value of $0.001 per share, all stock of the corporation shall be of the same class common and shall have the same rights and preferences, fully paid stock of this corporation shall not be liable to any further call or assessment.

                                   ARTICLE V
                                   Amendment

     These Articles of incorporation may be amended by the affirmative vote of a majority of the shares entitled to vote on each such amendment.

                                   ARTICLE VI
                               Shareholder Rights

     The authorized and treasury stock of this corporation may be issued at such time, upon such terms and conditions and for such consideration as the Board of Directors shall determine. Shareholders shall not have pre-emptive rights to acquire unissued shares of the stock of this corporation and cumulative voting is denied.

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                                  ARTICLE VII
                            Initial Office and Agent

     The address of the initial registered office of the corporation is and the name of the corporation's initial registered agent at such address is Laughlin Associates, 2533 North Carson Street, Carson City, Nevada 89706.

                                  ARTICLE VIII
                                   Directors

     The number of Directors constituting the initial Board of Directors of this corporation is three. The name and address of the persons who are to serve as director until the first annual meeting of stockholders, or until their successors are elected and qualified are:

          Deryl J. Sweat
          P.O. Box 1568
          Rock Springs, Wyoming 82902

          Martin Goicoechea
          P.O. Box 6201
          Rock Springs, Wyoming 82901

          Albert A. Etcheverry
          904 Potter Street
          Rock Springs, Wyoming 82901

                                   ARTICLE IX
                                 Incorporators

     The name and address of each incorporator is:

          Deryl J. Sweat
          P.O. Box 1568
          Rock Springs, Wyoming 82902

          Martin Goicoechea
          P.O. Box 6201
          Rock Springs, Wyoming 82901

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          Albert A. Etcheverry
          904 Potter Street
          Rock Springs, Wyoming 82901

                                   ARTICLE X
              Common Directors - Transactions Between Corporations

     No contract or other transaction between this corporation and one or more of its directors or any other corporation, firm, association or entity in which one or more of its directors or officers are financially interested, shall be either void or voidable because of such relation or interest, or because such director or directors are present at the meeting of the Board of Directors, or a committee thereof which authorizes, approves or ratifies such contract or transaction, or because his or their votes are counted for such purpose if: (a) the fact of such relationship or interest is disclosed or known to the Board of Directors or committee which authorizes, approves, or ratifies this contract or transaction by vote or consent sufficient for the purpose without counting the votes or consents of such interested directors; or (b) the fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve, or ratify such contract or transaction by vote or written consent; or (c) the contract or transaction is fair and reasonable to the corporation.

     Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board or Directors or committee thereof which authorizes, approves or ratifies such contract or transaction.

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                                   ARTICLE XI
                     LIMITED LIABILITY AND INDEMNIFICATION
                           OF DIRECTORS AND OFFICERS

     No Director of Officer of the corporation shall be personally liable to the corporation or any of its stockholders for damages for a breach of a fiduciary duty as a Director or Officer involving any action or omission of any such Director or Officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a Director and Officer of the corporation for: (a) acts or omission which involve intentional misconduct, fraud or knowing violation of law or (b) a payment of a dividend in violation of Nevada Revised Statues Section 78.300.


DATED this 19th day of November, 1993.


                                           /s/ Martin Goicoechea
                                           ------------------------------------

                                           /s/ Deryl J. Sweat
                                           ------------------------------------

                                           /s/ Albert A. Etcheverry
                                           ------------------------------------


STATE OF WYOMING  )
                  ) ss
COUNTY OF         )


     I hereby certify that on the 19th day of November, 1992, Deryl J. Sweat, Martin Goicoechea, and Albert A. Etcheverry, personally appeared before me who, being by me first duly sworn, severally declared that they are the incorporators and that the statements therein contained are true.

DATED this 19th day of November, 1993.


                                           /s/ Steven Slykes
                                           ------------------------------------
                                           NOTARY PUBLIC


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